                                                                    Exhibit 12.1


                EXHIBIT 12.1 - STATEMENT RE: COMPUTATION OF RATIO
                          OF EARNINGS TO FIXED CHARGES
                 AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES

          LIBERTY PROPERTY TRUST / LIBERTY PROPERTY LIMITED PARTNERSHIP
                   (Amounts in thousands except ratio amounts)

                                                                                  Year ended December 31,
                                                        ---------------------------------------------------------------------------
                                                             2002            2001           2000            1999           1998
                                                        --------------  -------------  -------------   -------------  -------------
 Earnings before fixed charges:
 Income from continuing operations                          $ 173,276      $ 184,071      $ 180,633       $ 154,991      $ 115,645
 Add:    Interest expense                                     112,646        108,859        104,793          95,243         74,438
         Depreciation expense on cap'd interest                 2,944          2,311          1,809           1,396          1,001
         Amortization of deferred
           financing costs                                      3,979          4,015          4,066           4,951          4,462
                                                        --------------  -------------  -------------   -------------  -------------

 Earnings before fixed charges                              $ 292,845      $ 299,256      $ 291,301       $ 256,581      $ 195,546
                                                        ==============  =============  =============   =============  =============

 Fixed charges:
 Interest expense                                             112,646        108,859        104,793          95,243         74,438
 Amortization of deferred financing charges                     3,979          4,015          4,066           4,951          4,462
 Capitalized interest                                          16,498         22,347         17,784          15,288         16,317
                                                        --------------  -------------  -------------   -------------  -------------

 Fixed charges                                              $ 133,123      $ 135,221      $ 126,643       $ 115,482      $  95,217
                                                        --------------  -------------  -------------   -------------  -------------

 Preferred share distributions                                  7,242         11,000         11,000          11,000         11,000
 Preferred unit distributions                                  11,619         10,612         10,070           3,783              -
                                                        --------------  -------------  -------------   -------------  -------------

 Combined fixed charges                                     $ 151,984      $ 156,833      $ 147,713       $ 130,265      $ 106,217
                                                        ==============  =============  =============   =============  =============

 Ratio of earnings to fixed charges                              2.20           2.21           2.30            2.22           2.05
                                                        ==============  =============  =============   =============  =============

 Ratio of earnings to combined fixed charges                     1.93           1.91           1.97            1.97           1.84
                                                        ==============  =============  =============   =============  =============



Certain amounts from prior periods have been restated to conform to current-period presentation.